EXHIBIT 2.2

SECOND AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF
VERIZON VENTURES V LLC
(renamed VERIZON AND REDBOX DIGITAL ENTERTAINMENT SERVICES, LLC)
Between
VERIZON VENTURES IV LLC
And
REDBOX AUTOMATED RETAIL, LLC

This AMENDMENT No. 2 (the "Amendment"), effective December 20, 2012, to the Limited Liability Company Agreement executed February 3, 2012, as amended (the "Agreement") is made between Verizon Ventures IV LLC and Redbox Automated Retail, LLC. The Parties desire to further amend the Agreement with respect to the schedule for the early put or withdrawal, as set forth in the Agreement.

1.
This Amendment is an integral part of the Agreement. Unless otherwise defined in this Amendment, the capitalized terms used herein shall have the same meanings as set forth in the Agreement. If there are any inconsistencies between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall control with respect to the subject matter of this Amendment.

2.	Sub-section 8.11.1 of Section 8.11, Early Put or Withdrawal is deleted in its entirety and replaced by the following new paragraph:

8.11.1If either (a) the Company does not have, as of the Event Measurement Date, total Subscribers in an amount equal to or greater than the Subscriber Threshold, or (b) the Public Launch Date does not occur on or prior to March 1, 2013, then during the forty five (45) day period commencing at the Event Measurement Date or March 1, 2013, as applicable, Redbox may give notice to Verizon of its intent to withdraw as a Member of the Company. During the fifteen (15) day period following delivery of such notice, the Members will discuss alternatives to withdrawal provided that neither Member is obligated to enter into any further agreements or to withdraw or modify its notice.

3.
This Amendment shall be effective when executed by the parties. This Amendment may be executed in counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement binding on all parties.

4.	All provisions of the Agreement, including attachments thereto, not addressed by this Amendment remain in full force and effect.

IN WITNESS WHEREOF, and intending to be bound hereby, the parties affix their signature to this Amendment.

VERIZON VENTURES IV LLC	REDBOX AUTOMATED RETAIL, LLC

By: /s/ Jeffrey Noto	By: /s/ Galen C. Smith
Title: VP & CFO	Title: SVP, Finance
Name: Jeffrey Noto	Name: Galen C. Smith
Date: 12/20/2012	Date: 12/21/2012